UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 3, 2020

PSYCHEMEDICS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-13738	58-1701987
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

289 Great Road, Acton, Massachusetts		01720
(Address of Principal Executive Offices)		(Zip Code)

(978) 206-8220

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Class	Trading Symbol(s)	Name of each exchange on which registered
Common stock. $0.005 par value	PMD	The Nasdaq Stock Market, LLC.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02(e)	COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

1.                  On September 3, 2020, in response to the Covid-19 pandemic and its impact on operating results, the Company reduced base salaries of all of its executive officers. At the same time, the Company entered into amendments to its change in control severance agreements with Raymond C. Kubacki, Chairman, Chief Executive and President, Charles Doucot, Executive Vice President, and Michael I. Schaffer, Ph.D., Vice President of Laboratory Operations. Mr. Kubacki and Dr. Schaffer’s agreements are for five-year terms each and commenced on February 20, 2018. Mr. Doucot’s agreement also has a 5-year term and commenced on May 2, 2018. Mr. Kubacki’s agreement, as amended, provides that if, during the five-year term, the Company terminates Mr. Kubacki’s employment for any reason other than for Cause (as defined in the agreement), death or disability (as defined in the agreement) or if Mr. Kubacki terminates his employment for Good Reason (as defined below), in either case, within twelve months following a Change in Control (as defined in the agreement), he will be entitled to receive Termination Pay (as defined below) for a period of twelve months from the date of such termination, except that Good Reason termination solely on account of a change in location would give rise to Termination Pay for a period of six months rather than twelve months. For Mr. Kubacki, Good Reason includes payment of base salary following a change in control at an annual rate that is less than his annual salary rate in effect on August 1, 2020, or any higher amount in effect immediately prior to such change in control, a material decrease in his duties or responsibilities, or a change of location. The agreement also prohibits Mr. Kubacki from working for a competitor of the Company or from soliciting employees of the Company during the period he is eligible to receive Termination Pay under the agreement. Mr. Doucot’s and Dr. Shaffer’s agreements provide that if, during the five-year term, the Company terminates the executive’s employment for any reason other than for Cause (as defined in the agreements), death or disability (as defined in the agreements) or if the executive terminates his employment for Good Reason (as defined below), in either case, within twelve months following a Change in Control (as defined in the agreements), he will be entitled to receive Termination Pay (as defined below) for a period of twelve months from the date of such termination. For each of Mr. Doucot and Dr. Schaffer, Good Reason includes payment of base salary following a change in control at an annual rate that is less than his annual salary rate in effect on August 1, 2020, or any higher amount in effect immediately prior to such change in control, or a material decrease in his duties or responsibilities. The agreements also prohibit the executives from working for a competitor of the Company or from soliciting employees of the Company during the period they are eligible to receive Termination Pay under the agreements. In all three cases, Termination Pay means the greater of: (a) average monthly base salary and cash bonus compensation paid or accrued during the twelve month period preceding such termination; or (b) average monthly base salary and cash bonus compensation paid or accrued during the twelve month period preceding August 1, 2020. The amendments to all three agreements consisted of adding the references to base salary at the rate in effect on August 1, 2020 to counteract, solely for purposes of the severance triggering events and amounts, the effect of base salary reductions for each of the aforementioned named executive officers. The foregoing summary of the change in control severance agreements with Messrs. Kubacki and Doucot and Dr. Schaffer do not purport to be complete and is qualified in its entirety by reference to the amendments to change in control severance agreements with such executives which are attached hereto as Exhibits 10.1, 10.2, and 10.3 and are incorporated by reference into this report.

2.                  On September 3, 2020 the Company also restructured the incentive compensation arrangement it had in place with Charles Doucot, its Executive Vice President, which took effect as of September 4, 2020. As revised, rather than participation in the Company’s annual bonus plan for 2020, Mr. Doucot will instead be eligible for commissions based on the Company’s achievement of certain pre-determined revenue targets in the third and fourth quarters of 2020.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits

The following exhibits are filed herewith:

10.1	Amendment dated September 3, 2020 to Change in Control Severance Agreement between Psychemedics Corporation and Raymond C. Kubacki

10.2	Amendment dated September 3, 2020 to Change in Control Severance Agreement between Psychemedics Corporation and Charles Doucot

10.3	Amendment dated September 3, 2020 to Change in Control Severance Agreement between Psychemedics Corporation and Michael I. Schaffer

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

PSYCHEMEDICS CORPORATION
Dated: September 10, 2020

	By:	/s/ Neil Lerner
Neil Lerner, Vice President - Finance